Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

HOUSTON, May 10, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the first quarter of 2006, which included the following highlights:

•	Production of 2.77 Bcfe, a record 30,802 Mcfe/d

•	Revenue of $21.9 million.

•	Net Income of $6.7 million.

•	EBITDA, as defined below, of $16.2 million.

Revenues for the three months ended March 31, 2006 were $21.9 million, 44 percent higher than the $15.2 million during the quarter ended March 31, 2005. The increase in revenues was driven by higher prevailing oil and natural gas prices and higher natural gas production. Production volumes during the three months ended March 31, 2006 were 2.77 Bcfe (30,802 Mcfe/d), 18 percent higher compared to 2.35 Bcfe during the first quarter of 2005, and essentially flat compared to our fourth quarter 2005 production of 2.73 Bcfe, although 4 percent higher on a daily rate basis. Carrizo’s average oil sales price increased 22 percent to $61.65 per barrel from $50.63 per barrel during the first quarter of 2005, while the average natural gas sales price increased 23 percent to $7.50 compared to $6.09 per Mcf in the first quarter of 2005. The above prices exclude the cash effect of hedging activities - prices, including cash effect of hedges, are presented in the table below

The Company reported net income of $6.7 million, or $0.28 and $0.27 per basic and diluted share, respectively, for the three months ended March 31, 2006, as compared to $0.5 million, or $0.02 per basic and diluted share, for the same quarter during 2005. Excluding the $2.2 million non-cash, after-tax benefit, comprised of the market-to-market unrealized gain of $2.6 million on derivatives and the stock compensation expense of $0.4 million, net income for the quarter ended March 31, 2006 was $4.5 million, or $0.19 and $0.18 per basic and diluted share, respectively.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first quarter of 2006 was $16.2 million, or $0.67 and $0.65 per basic and diluted share, respectively, as compared to $10.6 million, or $0.47 and $0.45 per basic and diluted share, respectively, during the first quarter of 2005.

Oil and gas operating expenses (excluding production taxes) increased to $2.3 million during the three months ended March 31, 2006 as compared to $1.3 million for the first quarter of 2005, largely due to the increased well count of the Barnett Shale wells.

Depreciation, depletion and amortization expenses (“DD&A”) were $7.4 million during the three months ended March 31, 2006 ($2.67 per Mcfe) as compared to $4.7 million ($1.99 per Mcfe) during the first quarter of 2005. The increase in DD&A expense was due to an increase in the DD&A rate primarily due to additions to the proved property cost base.

General and administrative expenses (“G&A”) increased to $3.6 million during the three months ended March 31, 2006 from $2.6 million during the same quarter of 2005. The increase in G&A was due primarily to higher incentive compensation and base salary costs of $0.4 million, increased contract labor costs of $0.4 million to cover key accounting staff vacancies during the year end close and higher audit fees of $0.2 million related to the Company’s financial restatement for mark-to-market accounting on derivatives.

Non-cash stock option compensation expense was $0.6 million ($0.4 million after tax) for the three months ended March 31, 2006.

Mark-to-market gain on derivatives was $5.4 million during the three months ended March 31, 2006, comprised of (1) $4.0 million ($2.6 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives ($3.3 million on oil and gas derivatives and $0.7 million on interest rate swaps) and (2) the $1.4 million for cash settled gains ($1.3 million for oil and gas derivatives and $0.1 million on interest rate swaps).

Interest expense, net of amounts capitalized, was $2.2 million for the three months ended March 31, 2006 compared to $0.6 million for the three months ended March 31, 2005. The increase is attributable to the higher debt level following the Company’s July 2005 refinancing and in part to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization) in each period. Starting in the fourth quarter 2005, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of our unproved property balance.

“Carrizo had an excellent operational quarter,” commented S.P. Johnson IV, Carrizo’s President and Chief Executive Officer. “This was our first quarter to average over 30 Mmcfe per day. We are also off to one of our quickest starts in drilling activity, with six wells drilled in the Gulf Coast with five successes and two important wells in progress. Five wells should spud in the next 30 days, two of which are high impact. Our Barnett Shale drilling program is running smoothly with three Carrizo operated horizontal rigs. Including partner operated rigs, we drilled 18 gross (11.6 net) wells in the region year-to-date. The completion of key pipelines to some of our leases should ensure quicker hook-up and sales on future drilling. Industry success in Tier 2 Barnett Shale, specifically Erath County, Texas has accelerated our plan to begin drilling horizontal wells on our western acreage. We expect to receive key 3-D seismic data for Erath County in the next 30 days."

“Leasing of other shale plays has reached a total of 180,000 net acres under lease or option including the Barnett/Woodford in West Texas/New Mexico, the Floyd/Neal in Mississippi/Alabama, the western New Albany in Kentucky and the Fayetteville in Arkansas. We plan to drill our first Floyd Shale well in the second half of 2006 and are pricing two small 3-D surveys.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, completion and impact of pipelines, receipt of 3-D seismic data and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2006	2005

Oil and natural gas revenues	$21,916,760	$15,249,455

Costs and expenses:
Oil and natural gas operating expenses	2,313,803	1,265,310
Production taxes	1,143,878	970,105
Depreciation, depletion and amortization	7,438,229	4,677,838
General and administrative expenses	3,648,347	2,600,454
Accretion expense related to asset retirement obligations	79,056	17,530
Stock based compensation expense	559,093	975,780

Total costs and expenses	15,182,406	10,507,017

Operating income	6,734,354	4,742,438

Mark-to-market gain (loss) on derivatives, net	4,016,389	(1,937,473)
Realized gain on derivatives, net	1,356,592	208,731
Equity in income (loss) of Pinnacle Gas Resources, Inc.	34,914	(1,067,515)
Other income and expenses, net	4,833	8,421
Interest income	365,032	44,105
Interest expense, net of amounts capitalized	(2,197,178)	(608,464)

Income before income taxes	10,314,936	1,390,243

Income tax expense	3,663,968	908,964

Net income	$6,650,968	$481,279

EBITDA (see table below)	$16,172,157	$10,630,738

Basic net income per common share	$0.28	$0.02

Diluted net income per common share	$0.27	$0.02

Basic weighted average common shares outstanding	24,166,801	22,501,696

Diluted weighted average common shares outstanding	24,845,302	23,402,248

______________________________
(A) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(4,274,712)	$(1,596,535)
Capitalized interest	2,077,534	988,071

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	03/31/06	12/31/05
	(unaudited)
ASSETS:
Cash and cash equivalents	$25,096,098	$28,724,993
Other current assets	29,121,590	31,459,236
Property and equipment, net	342,831,346	314,074,507
Other assets	6,049,398	6,156,559
Investment in Pinnacle Gas Resources, Inc.	2,771,266	2,687,199

TOTAL ASSETS	$405,869,698	$383,102,494

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$60,207,565	$46,778,992
Fair value of derivative financial instruments	-	1,563,059
Current maturities of long-term debt	1,519,814	1,534,989
Long-term notes payable	147,382,256	147,759,355
Deferred income taxes	27,053,497	24,550,569
Other liabilities	4,472,299	5,530,801
Equity	165,234,267	155,384,729

TOTAL LIABILITIES AND EQUITY	$405,869,698	$383,102,494

Income tax expense for the three-month periods ended March 31, 2005 and 2006 include a $860,214 and
$3,598,008, respectively, provision for deferred income taxes and a $48,750 and $65,960, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED
Reconciliation of Net Income to EBITDA	MARCH 31,
	2006	2005

Net income	$6,650,968	$481,279

Adjustments:
Depreciation, depletion and amortization	7,438,229	4,677,838
Unrealized mark-to-market (gain) loss on derivatives, net	(4,016,389)	1,937,473
Interest expense, net of amounts capitalized and interest income	1,832,146	564,359
Income taxes	3,663,968	908,964
Equity in (income) loss of Pinnacle Gas Resources, Inc.	(34,914)	1,067,515
Stock based compensation expense (benefit)	559,093	975,780
Accretion expense related to asset retirement obligations	79,056	17,530

EBITDA, as defined	$16,172,157	$10,630,738

EBITDA per basic common share	$0.67	$0.47

EBITDA per diluted common share	$0.65	$0.45

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	67,487	64,784
Natural gas (Mcf)	2,367,246	1,965,958
Natural gas equivalent (Mcfe)	2,772,168	2,354,662

Average sales prices-

Oil and condensate (per Bbl)	$61.65	$50.63
Oil and condensate (per Bbl)
- with hedge impact	$61.65	$50.65
Natural gas (per Mcf)	$7.50	$6.09
Natural gas (per Mcf)
- with hedge impact	$8.05	$6.19
Natural gas equivalent (per Mcfe)	$7.91	$6.48

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